Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

Investor Relations:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc.	GendeLLindheim BioCom Partners
(609) 750-2324	(212) 918-4650

ORCHID CELLMARK TO PURCHASE RELIAGENE TECHNOLOGIES, INC.

PRINCETON, N.J., October 22, 2007 – Orchid Cellmark Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today announced that it has signed a definitive purchase agreement to acquire the outstanding stock of ReliaGene Technologies, Inc. for a purchase price of $5.6 million in cash and $3.0 million worth of shares of Orchid Cellmark restricted common stock. The purchase price is subject to adjustment based on ReliaGene’s working capital. A portion of the purchase price will be held in escrow subject to satisfying certain conditions including the seller’s indemnification obligations. The transaction is expected to close at the end of October. ReliaGene is a prominent and well respected provider of forensic and paternity DNA analysis services based in New Orleans, Louisiana and had 2006 annual revenue of $7.5 million.

“The acquisition of ReliaGene fits the criteria we are seeking in accelerating the growth of our business through acquisitions. There is essentially no customer overlap between the two companies and we believe the combined forensic casework, CODIS and paternity laboratory testing volumes should increase our operational efficiencies,” said Thomas Bologna, President and Chief Executive Officer of Orchid Cellmark. Mr. Bologna further stated, “We believe this acquisition will begin to be accretive in the second half of 2008.”

Dr. Sudhir Sinha, founder of ReliaGene said, “Having watched the progress Orchid Cellmark has made over the last year and knowing this business well, I strongly believe the strength of the combined companies will be very beneficial to both Orchid Cellmark and ReliaGene customers.” Dr. Sinha further added, “As a believer in the strength of the combined companies, and what the combination affords our customers, I look forward to working with Tom and the Orchid Cellmark team in integrating ReliaGene into Orchid Cellmark.”

About Orchid Cellmark

Orchid Cellmark Inc. is a leading international provider of DNA testing services for human identity testing and agricultural applications. In the human identity area, Orchid Cellmark provides DNA testing services for forensic investigation, paternity testing and family relationship analysis and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these segments reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Orchid Cellmark’s expectations with respect to the customers of the two companies and the belief that the combined forensic casework, CODIS and paternity laboratory testing volumes should increase Orchid Cellmark’s operational efficiencies, the belief that the acquisition will begin to be accretive in the second half of 2008, the belief the strength of the combined companies will be very beneficial to both Orchid Cellmark and ReliaGene customers and statements about Dr. Sinha’s relationship with Orchid Cellmark after the transaction. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the timing of the closing of the transaction, Orchid Cellmark’s ability to timely and successful integrate ReliaGene’s business, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, Orchid Cellmark’s ability to timely and successfully initiate operational efficiencies, lower overhead and other remedial measures and Orchid Cellmark’s continued relationship with DEFRA. These risks and other additional factors affecting these statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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